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[TIMES MIRROR LETTERHEAD]

                                                  NEWS
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                                                           TIMES MIRROR
                                                           Times Mirror Square
                                                           Los Angeles, CA 90053
For Immediate Release



                          Times Mirror Share Purchases


         LOS ANGELES, CALIFORNIA, December 21, 1998 -- Times Mirror confirmed today that the combination of fourth-quarter open-market share purchases, two structured purchases and share purchases planned for the remainder of the fourth quarter are expected to have the effect of reducing the number of Series A common shares outstanding by approximately 8 million shares.

         "We have substantial resources available to invest in building our businesses and continuing the purchase of Times Mirror stock," said Tom Unterman, Times Mirror executive vice president and chief financial officer. "We were active in the market in the first two months of the quarter, and earlier this month we indicated that over the coming 12-month period we expect to reduce shares outstanding between 6 and 7 million shares, net of new shares issued for options. The recently completed transactions constitute a large portion of what we expected to purchase during this period. Also, we will continue to have an active share purchase program throughout next year."

         At September 30, 1998, on a consolidated basis for financial reporting purposes, the actual shares of common stock outstanding totaled 81.1 million.



                                     (more)


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         Times Mirror (TMC -- New York and Pacific Stock exchanges), a Los
Angeles-based news and information company, publishes the Los Angeles Times, Newsday, The Baltimore Sun, The Hartford Courant, The Morning Call, The (Stamford) Advocate and Greenwich Time; a wide array of Professional information for the aviation, training and health improvement markets, and consumer magazines. Times Mirror newspapers have won a total of 58 Pulitzer Prizes, among the highest of any news and information company in the country. More information about Times Mirror is available on the company's Web site, www.tm.com.

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Press Information                                          Investor Information
Vicki Cho Estrada                                          Jean M. Jarvis
(213) 237-6409                                             (213) 237-3955




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